Exhibit 99.1

Town Sports International Holdings, Inc. Announces Departure of Chief Executive Officer

New York, NY—(BUSINESS WIRE)— Town Sports International Holdings, Inc. (“TSI” or the “Company”) (NASDAQ:CLUB), one of the leading owners and operators of health clubs located primarily in major cities from Washington, DC north through New England, operating under the brand names “New York Sports Clubs,” “Boston Sports Clubs,” “Washington Sports Clubs”, “Philadelphia Sports Clubs” and “BFX Studio,” today announced that the Company’s President and Chief Executive Officer Dan Gallagher is leaving the Company, effective June 19, 2015.

Patrick Walsh, Chairman of the Board of Directors, will serve as Executive Chairman while the Board conducts a search for Mr. Gallagher’s successor.

Patrick Walsh stated, “We want to thank Dan for his 16 years of service to Town Sports International. Dan helped the company navigate through periods of significant growth and industry change. His leadership efforts, particularly in finance and operations, are greatly appreciated by the entire board. We wish Dan all the best in his future endeavors.”

“I look forward to partnering with the executive team at TSI as we continue to focus on our key initiatives to drive sales, effectuate cost management and increase member satisfaction across all clubs. I am very confident in the team’s ability to seamlessly manage through this transition,” continued Mr. Walsh.

About Town Sports International Holdings, Inc.:

New York-based Town Sports International Holdings, Inc. is one of the leading owners and operators of fitness clubs in the Northeast and mid-Atlantic regions of the United States and, through its subsidiaries, operated 158 fitness clubs as of March 31, 2015, comprising 108 New York Sports Clubs, 29 Boston Sports Clubs, 13 Washington Sports Clubs (two of which are partly-owned), five Philadelphia Sports Clubs, and three clubs located in Switzerland, and two BFX Studio locations. These clubs collectively served approximately 505,000 members as of March 31, 2015. For more information on TSI, visit http://www.mysportsclubs.com.

From time to time we may use our Web site as a channel of distribution of material company information. Financial and other material information regarding the Company is routinely posted on and accessible at http://www.mysportsclubs.com. In addition, you may automatically receive email alerts and other information about us by enrolling your email by visiting the “Email Alerts” section at http://www.mysportsclubs.com.

Town Sports International Holdings, Inc., New York

Contact Information:

Investor.relations@town-sports.com

or

ICR, Inc.

Joseph Teklits/Elizabeth Schnoerr

(203) 682-8200

elizabeth.schnoerr@icrinc.com